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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

----------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person*   |2.Date of Event Requiring   |4.Issuer Name and Ticker        |6.If Amendment, Date of |
|                                          |  Statement (Month/Day/Year)|  or Trading Symbol             |  Original              |
|    Chou       Andrew                     |                            |                                |    (Month/Day/Year)    |
|------------------------------------------|                            | Remote Utilities Network, Inc. |                        |
|    (Last)     (First)     (Middle)       |        5/24/01             | (OTCBB: RMUN)                  |                        |
-------------------------------------------|----------------------------|---------------------------------------------------------|
|                                          |3.IRS Identification        |5.Relationship of Person to     |7.Individual or Joint/  |
|    Suite 1515, 1800 Fourth St. S.W.      |  Number of Reporting       |  Issuer (Check all applicable) |  Group Filing (Check   |
|------------------------------------------|  Person, if an Entity      |                                |  applicable line)      |
|               (Street)                   |  (Voluntary)               |                                |                        |
|                                          |                            |  [ ] Director  [X] 10% Owner   |  [ ] Form Filed by One |
|       Calgary      Alberta      T3L 2M3  |                            |  [ ] Officer   [ ] Other       |      Reporting Person  |
|------------------------------------------|                            |      (give         (specify    |                        |
|        (City)      (State)      (Zip)    |                            |       Title         below)     |  [X] Form Filed by More|
|                                          |                            |       below)                   |      Than One Reporting|
|                                          |                            |                                |      Person            |
|                                          |                            |                                |                        |
|---------------------------------------------------------------------------------------------------------------------------------|


                                     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                      |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security              |2.Amount of Securities Beneficially   |3.Ownership          |4.Nature of Indirect Beneficial   |
|                                 |  Owned (Instr. 4)                    |  Form: Direct (D)   |  Ownership (Instr. 5)            |
|                                 |                                      |  or Indirect (I)    |                                  |
|                                 |                                      |  (Instr. 5)         |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
| Common Stock, $.001 Par Value   |             695,000                  |           D         |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
| Common Stock, $.001 Par Value   |             300,000                  |           I         |  See Note (1)                    |
|---------------------------------------------------------------------------------------------------------------------------------|
| Common Stock, $.001 Par Value   |           1,155,000                  |           I         |  See Note (1)                    |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)                                                                  Page 1 of 3




FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Derivative Security  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conversion or |5.Owner-  |6.Nature of |
|  (Instr. 4)                    |  and Expiration     |  Underlying Derative Security   |  Exercise Price| ship     |  Indirect  |
|                                |  Date               |  (Instr. 4)                     |  of Derivative | Form of  |  Beneficial|
|                                |  (Month Day Year)   |                                 |  Security      | Deriv-   |  Ownership |
|                                |---------------------|---------------------------------|                | ative    |  (Instr. 5)|
|                                |Date Exer-|Expiration|                    | Amount or  |                | Secur-   |            |
|                                |cisable   |Date      |                    | Number of  |                | ity:     |            |
|                                |          |          |                    | Shares     |                | Direct   |            |
|                                |          |          |       Title        |            |                | (D) or   |            |
|                                |          |          |                    |            |                | Indirect |            |
|                                |          |          |                    |            |                | (I)      |            |
|                                |          |          |                    |            |                |(Instr.5) |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|

Explanation of Responses:

(1)  Samantha Chou is the President and Andrew Chou is the Treasurer of The Purple Lotus Society.  The Purple Lotus Society
     directly owns 1,155,000 shares of Remote Utilities Network, Inc. ("Remote").  Andrew Chou and Samanth Chou are husband and wife.  Samantha Chou directly owns 300,000 shares of Remote and Andrew Chou directly owns 695,000 shares of Remote.
     Therefore, Mr. and Mrs. Chou are deemed to benefically own each other's shares and also each of them are deemed to beneficially own the 1,155,000 shares directly owned by The Purple Lotus Society.





**Intentional misstatements or omissions of facts
  constitute Federal Criminal violations.                  /s/ Andrew Chou                            05/25/01
  See 18U.S.V. 1001 and 15 U.S.C. 78ff(a).                 -------------------------------          ------------
                                                           Andrew Chou                                  Date

                                                           /s/ Samantha Chou                          05/25/01
                                                           -------------------------------          ------------
                                                           Samantha Chou                                Date

                                                           THE PURPLE LOTUS SOCIETY

                                                           By: /s/ Samantha Chou                      05/25/01
                                                           -------------------------------          ------------
                                                           Samantha Chou                                Date

Note: File three copies of this Form, one of which
      must be manually signed.  If space provided is
      insufficient, see Instruction 6 for procedure.                                                               Page 2 of 3
                                                                                                               SEC 1473 (3/91)



OTHER REPORTING PERSONS:

                           (1)   Samantha Chou
                                 4027 26th Ave. N.E.
                                 Calgary, Alberta T1Y 3J7

                           (2)   The Purple Lotus Society
                                 636 San Mateo Drive
                                 San Bruno, CA  94066
                                 TIN: 94-3080361


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